NEWS	RE:	OrthoLogic Corp.
BULLETIN
1275 W. Washington St.
Tempe, AZ 85281
FROM:		(602) 286-5520
www.orthologic.com TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.

INVESTOR RELATIONS COUNSEL

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT THE BERLIN GROUP, INC.:
Thomas R. Trotter	Lawrence Delaney Jr.
President/CEO	(714) 734-5000
(602) 286-5500

ORTHOLOGIC REPORTS SECOND QUARTER 2004 RESULTS

Tempe, Ariz., Monday, August 9, 2004—OrthoLogic Corp. (Nasdaq: OLGC) today announced results for the second quarter and six-months ended June 30, 2004 and updated its product development activities related to the Chrysalin® Product Platform.

OrthoLogic reported a net loss of $4.2 million, or $(0.12) per share for the second quarter ended June 30, 2004. For the six-months ended June 30, 2004, the company reported a net loss of $7.4 million, or $(0.22) per share. Second quarter and six-month expenses for continuing operations compared with the prior year increased as a result of the company’s expanded efforts in research, development and clinical activities.

“We are pleased to report excellent progress in the overall development of the Chrysalin Product Platform this quarter and for the first half of 2004,” said Thomas R. Trotter, OrthoLogic’s president and CEO. “We expanded preclinical activity in several areas and achieved continued progress with patient enrollment in our ongoing human clinical trials. In addition, our overall financial position remains strong: We ended the second quarter of 2004 with more than $115 million in cash and investments and no long-term debt.”

Trotter continued, “The recently completed acquisition of Chrysalis BioTechnology, Inc. (CBI) will add significant experience and talent to our product development team. We are very excited about the expanded future prospects for the Chrysalin Product Platform into areas beyond orthopedics.”

Second Quarter Highlights

In addition to the completion of the CBI acquisition announced on August 6, 2004, OrthoLogic indicated that it made considerable progress during the second quarter in several Chrysalin Product Platform programs for both orthopedic and non-orthopedic indications.

James T. Ryaby, Ph.D., OrthoLogic’s senior vice president and chief technology officer provided the following update on each of the product candidates currently in development:

Fracture Repair: “Enrollment in the current Phase 3 human clinical trial for acceleration of fracture repair is on-track and is expected to be completed by the end of this year. No adverse events related to Chrysalin have been reported to date, and patient follow-up has been excellent.

Spinal Fusion: “Patient enrollment has been completed in the Chrysalin Phase 1/2 human clinical trial for spine fusion. The 12-month follow-up period is now underway, and data from this trial is expected to be available by the end of the second quarter of 2005.

Cartilage Defect Repair: “Our most recent preclinical results using Chrysalin in a sustained-release formulation for a cartilage defect repair indication were presented in May 2004 at the International Cartilage Repair Society meeting in Belgium. We plan to submit an Investigational New Drug (IND) application to the FDA for this indication by the end of 2004.

Tendon Repair: “We recently began a preclinical program evaluating Chrysalin in a tendon repair model. We expect preliminary results to be available by the end of 2004.

Dental Repair: “A preclinical study evaluating the use of Chrysalin for dental bone formation has been completed with promising results. We are moving forward with additional preclinical work and, data permitting, plan to submit an IND for a human clinical trial for this indication before the end of 2005.

Dermal Wound Healing: “Following the presentation of favorable data from a Phase 1/2 human clinical trial evaluating the use of Chrysalin for dermal wound healing, development efforts continue to optimize the formulation for a potential commercial product.

Cardiovascular Repair: “Initial preclinical evaluations of Chrysalin as a potential product for myocardial revascularization have shown promising results. Efforts are now focusing on further preclinical studies as well as evaluation of potential delivery mechanisms.”

Future Development Plans

Trotter indicated that OrthoLogic is evaluating a number of strategic options available to the company to fund future development of the Chrysalin Product Platform. “Now that the CBI acquisition has been completed, we will determine which programs we intend to develop internally and which programs could benefit from a collaborative development effort with other parties.”

Outlook for 2004 and Beyond

Trotter concluded, “We are on-track to achieve all of our major objectives for 2004, and with the recently completed acquisition of CBI, we believe that the combined potential future market opportunity for the Chrysalin Product Platform represents one of the most promising drug candidate pipelines in the tissue and bone repair arena.”

Conference Call Information

As previously announced, a conference call hosted by OrthoLogic management is scheduled for later today at 11:30 a.m. EDT (8:30 a.m. PDT). To participate, please use the following numbers: 877/297-4509 (domestic) or 973/935-2402 (international). No reservation number is required.

A replay of this call will be available beginning August 9, 2004 at 2 p.m. EDT until August 16, 2004 at 12 p.m. EDT. To access the replay, dial 877/519-4471 (domestic) or 973/341-3080 (international) and enter the following access code: 4995614.

A live Webcast and Internet replay of the call will also be provided and can be accessed from the Investor Relations section of OrthoLogic’s Web site at www.orthologic.com. Additionally, all StreetEvents subscribers can access the Webcast from www.streetevents.com.

About OrthoLogic Corp.

OrthoLogic is a drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of product candidates aimed at treating traumatic and chronic orthopedic indications in both bone and soft tissue as well as oral/maxillofacial bone repair, cardiovascular repair and wound healing. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508.

OrthoLogic owns an exclusive license for all worldwide medical indications for the peptide, and is actively pursuing five orthopedic indications for Chrysalin. These include fracture repair and spine fusion, which are in human clinical trials, and cartilage defect repair, which is in late-stage preclinical studies. Ligament and tendon repair indications are in the preclinical planning stage, with preclinical studies planned to initiate in 2004. In non-orthopedic areas, a human clinical trial for chronic diabetic ulcers has been completed. OrthoLogic’s product development pipeline also includes Chrysalin-based product candidates for dental bone formation and myocardial revascularization.

For more information, please visit the company’s Web site: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of preclinical or clinical testing; unfavorable outcomes in our preclinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our Chrysalin Product Platform; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2003 our Form 10-Q for the quarter ended June 30, 2004, and other documents we file with the Securities and Exchange Commission.

[FINANCIAL TABLES FOLLOW]

OrthoLogic Corp.
Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
OPERATING EXPENSES
General and administrative	$616	$1,278	$1,171	$2,567
Research and development	3,987	2,236	7,358	3,626
CPM divestiture and related gains	(81)	(345)	(192)	(345)

Total operating expenses	4,522	3,169	8,337	5,848

OPERATING LOSS	(4,522)	(3,169)	(8,337)	(5,848)
OTHER INCOME
Interest income, net	301	131	607	263

Loss from continuing operations before taxes	(4,221)	(3,038)	(7,730)	(5,585)
Income tax benefit	0	(1,170)	(294)	(2,150)

Loss from continuing operations	(4,221)	(1,868)	(7,436)	(3,435)
Discontinued operations
Income from operations of Bone Device Business net of taxes of $0, $1,183, $0 and $2,177	0	2,426	0	4,135

Income from discontinued operations	0	2,426	0	4,135

NET INCOME (LOSS)	$(4,221)	$558	$(7,436)	$700

Loss from continuing operations
Basic	$(0.12)	$(0.05)	$(0.22)	$(0.11)

Diluted	$(0.12)	$(0.05)	$(0.22)	$(0.11)

Income from discontinued operations
Basic	$(0.00)	$0.07	$(0.00)	$0.13

Diluted	$(0.00)	$0.07	$(0.00)	$0.13

Net income (loss)
Basic	$(0.12)	$0.02	$(0.22)	$0.02

Diluted	$(0.12)	$0.02	$(0.22)	$0.02

Basic shares outstanding	34,528	32,889	34,419	32,849
Equivalent shares	—	242	—	230

Diluted shares outstanding	34,528	33,131	34,419	33,079

OrthoLogic Corp.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$58,403	$84,357
Short-term investments	54,566	32,499
Accounts receivable less allowance for doubtful accounts, $418 and $556	86	792
Prepaids and other current assets	1,168	882

Total current assets	114,223	118,530
Furniture and equipment, net	479	560
Long-term investments	2,891	4,156
Escrow receivable, net	5,128	5,144
Deferred income taxes – non-current	770	770
Deposits and other assets	306	196
Investment in Chrysalis BioTechnology	750	750

Total assets	$124,547	$130,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$649	$201
Accrued compensation	373	609
Accrued taxes	93	2,924
Excess space reserve	105	314
Other current liabilities	2,722	1,875

Total current liabilities	3,942	5,923

Deferred rent and capital lease obligation	173	208

Total liabilities	4,115	6,131

Stockholders’ Equity
Common stock, $.0005 par value;
50,000,000 shares authorized; and 34,550,152 and 33,533,443 shares issued and outstanding	17	16
Additional paid-in capital	146,221	142,329
Accumulated deficit	(25,669)	(18,233)
Treasury stock at cost, 41,800 shares	(137)	(137)

Total stockholders’ equity	120,432	123,975

Total liabilities and stockholders’ equity	$124,547	$130,106

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